Exhibit 99.1

NanoVibronix Expands Senior Management Team and Board of Directors

Appoints Industry Veterans Brian M. Murphy as Chief Executive Officer

and Christopher M. Fashek as Chairman of the Board of Directors

ELMSFORD, N.Y., October 20, 2016 -- NanoVibronix, Inc, (OTC: NAOV), a medical device company, today announced an expansion of the senior management team and Board of Directors. The Company appointed Brian M. Murphy as Director and Chief Executive Officer and Christopher M. Fashek as Chairman of the Board of Directors. William Stern, who previously served as Chief Executive Officer, will continue as President and Vice Chairman of the Board of Directors. Ira Greenstein, who previously served as Chairman of the Board of Directors, will continue as a member of the Board.

Mr. Murphy has over 25 years of senior sales, operations and general management experience in medical device and medical technology companies, including ATI Medical Equipment Corporation, Mountain Medical Equipment Inc. and Healthdyne Technologies Inc. From 2012 to 2016, Mr. Murphy served in various roles at MiMedx Group, Inc., where he initiated and managed the commercial sales and national accounts efforts within the advanced wound care segment. From 2010 to 2012, Mr. Murphy was the CEO of O2 Insights, Inc., a start-up wound care diagnostics company, and led the sale of the company to Systagenix in June 2012. From 2008 to 2010, Mr. Murphy served as vice president of sales for ConvaTec and led the negative pressure wound therapy business. From 1992 to 2008, Mr. Murphy served a total of 17 years at Kinetic Concepts, Inc. (KCI) in various positions overseeing sales, operations and general management. As Vice President, General Manager, Mr. Murphy led a segment of the wound care division’s business at KCI from $11 million to over $550 million in annual revenues. Mr. Murphy holds a Bachelor of Arts degree in communications from Southern Illinois University.

Mr. Fashek is an accomplished healthcare executive with a record of leading global medical device and pharmaceutical businesses. Recognized as a visionary and pioneer in the advanced wound care sector, Mr. Fashek led the team that introduced V.A.C. therapy, a negative pressure wound therapy, to both the clinical community and patients with serious or complex wounds. He was the Vice Chairman, CEO and President of KCI USA, the Chairman of the Board at Systagenix Ltd, the Chairman of the Board and CEO of Spiracur Inc. and current CEO of Atteris Healthcare LLC, a startup in San Antonio, Texas. He has a BA from Upsala College and a MBA from Fairleigh Dickinson University.

William Stern, PhD, President and Vice Chairman of the Board of Directors of NanoVibronix, stated, "We are pleased to announce the appointments of such proven industry executives, who will be valuable assets as we continue with product development, clinical trials for additional 510(k) clearances, a robust marketing program and securing additional distribution partners for our innovative ultrasound devices in the U.S. and Europe. We are confident that Brian Murphy is the most prepared person to lead the company moving forward given his significant sales, operational and business insight from his prior management experience in the medical device field. As President and Vice Chairman of the Board, I look forward to supporting Brian in his new role.”

Brian Murphy, Chief Executive Officer of Nanovibronix Inc. commented, "I am honored to be offered this role, and excited about the possibilities at this important inflection point in the Company’s development. I look forward to working closely with Chris Fashek, William Stern and the rest of the team to realize the full potential of NanoVibronix’ products in the multi-billion dollar global markets our products address. Recent and anticipated regulatory approvals for our PainShield®, WoundShield™, UroShield™ and NG-Shield™ products allows us to now enter the commercial phase of our growth. We believe our patented low intensity surface acoustic wave technology will ultimately transform the pain management, hospital acquired infection, and wound healing markets.”

About NanoVibronix

NanoVibronix Inc. is a medical device company headquartered in Elmsford, NY with research and development in Nesher, Israel, that is focused on developing medical devices utilizing its proprietary and patented low intensity surface acoustic wave technology. The company's groundbreaking technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications. The devices accelerate wound and soft tissue healing, disrupt biofilms and bacteria colonization, while providing pain relief. The devices can also be administered at home, without the assistance of medical professionals. The company's products include PainShield® UroShield™ NG-Shield™. and WoundShield™ Additional information about the company is available at: www.nanovibronix.com.

SAFE HARBOR STATEMENT: This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements. We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form SEC filings.

Investor Relations Contacts:

Rodd Leeds or Natalya Rudman

Crescendo Communications, LLC

Email: naov@crescendo-ir.com

Tel: 212-671-1020